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                                  EXHIBIT 99.1
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PacificHealth Laboratories Closes on $575,000 Private Placement

Thursday August 28, 8:44 am ET

MATAWAN, N.J.--(BUSINESS WIRE)--Aug. 28, 2003--PacificHealth Laboratories, Inc. (OTCBB: PHLI - News), a leading nutrition technology company, announced today that it has received gross proceeds of $575,000 from the initial closing of a private placement, before fees and commissions of approximately $50,000. The private placement consisted of the sale of Units consisting of two shares of PHLI common stock and one warrant exercisable for one share of common stock. The investors paid a Unit purchase price of $0.935. Among those participating in this private placement were Dr. Robert Portman, the Company's President and CEO, Stephen P. Kuchen, the Company's CFO and a director, and David Portman, the Company's secretary and a director. The proceeds will be used for working capital purposes. Under the terms of the private placement, PHLI has agreed to register the shares of common stock acquired by the investors.
Dr. Robert Portman, President and CEO of PHLI said, "These funds will help us aggressively implement our short-term and long-term strategic objectives."

About PacificHealth Laboratories:

PacificHealth Laboratories, Inc. was founded in 1995 to develop and commercialize functionally unique nutritional products for sports performance, weight loss, and control of Type 2 diabetes. To learn more about ACCELERADE and PacificHealth Laboratories visit www.accelerade.com or www.pacifichealthlabs.com.

This news release contains forward-looking statements. These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.


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